Orion Announces Key Management Addition with Appointment of President and Chief Operating Officer

James R. Kackley to assume full-time responsibilities for Orion’s day-to-day operations

MANITOWOC, Wis. — July 22, 2009 — Orion Energy Systems, Inc. (Nasdaq: OESX), a leading provider of energy management systems to the commercial and industrial sectors, today announced the appointment of James R. Kackley, a member of Orion’s Board of Directors, as President and Chief Operating Officer. Mr. Kackley will oversee Orion’s day-to-day operations and will report to Neal R. Verfuerth, Orion’s founder, Chief Executive Officer and current President. Mr. Verfuerth will continue as Orion’s Chief Executive Officer, responsible for the overall strategic vision and leadership direction for the company.

Mr. Kackley has served as a director of Orion since 2005. He will continue to serve as a director of Orion, but will step aside as a member and chair of all Board Committees. Russell Flaum, an outside director, will assume the responsibilities of chairman of Orion’s Audit and Finance Committee and Mark Williamson, also an outside director, will serve on Orion’s Compensation Committee and its Governance and Nominating Committee.

“Jim’s addition to the executive management team is a terrific development at Orion. His tenure at the Company and deep knowledge of the business, coupled with his strong operational and financial background, will help the company achieve its growth and profitability goals” said Neal Verfuerth. “We are confident that he will draw upon his wealth of experience to make immediate contributions to the company.”

“The opportunity that lies before Orion is tremendous,” commented Jim Kackley. “I am very excited to join the team in a new capacity and look forward to helping drive execution in pursuit of this opportunity. By ceding many of the day-to-day operational responsibilities to myself and the rest of the management team, this role shift will allow Neal to focus on sales management, working with large customers and partners, developing new products and pursuing strategic growth initiatives.”

Mr. Kackley spent over 35 years at Arthur Andersen and Andersen Worldwide. During this time, he was managing partner for the firm’s northern Florida practice and its Midwest region, including its Chicago office. In addition, in 1998 and 1999, he served as chief financial officer for Andersen Worldwide.

Currently, Mr. Kackley serves as a director, a member of the executive committee and the audit committee chairman of Herman Miller, Inc., and as a director and member of the management resources and compensation committee and audit committee of PepsiAmericas, Inc. Mr. Kackley also served as a director and a member of Board committees of Ryerson, Inc. prior to its sale.

Also announced today, Erik G. Birkerts, Orion’s current Chief Operating Officer, will become an Executive Vice President of the company, shifting his responsibilities slightly to focus on Orion’s product financing initiatives, while maintaining his role in the company’s business and corporate development, strategic planning and investor relations initiatives.

Release of First Quarter Financial Results

Orion will provide complete financial results and additional commentary pertaining to Fiscal 2010 first quarter when it reports its first quarter financial results on Tuesday, August 4, 2009. The details of Orion’s quarterly earnings webcast and conference call are as follows:

Date:	Tuesday, August 4, 2009

Time:	5:30 p.m. Eastern

Access by conference call:

Domestic callers:	Dial 888-455-2265

International callers:	Dial 719-457-2626

Access by webcast:

Go to the Investor Relations section of Orion Energy Systems’ Web site at http://investor.oriones.com/events.cfm for a live webcast link. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

An audio replay of the earnings conference call will be available shortly after the call and will remain available through August 11, 2009. The replay can be accessed by dialing 888-203-1112. International callers should dial 719-457-0820. The replay pass code for all callers is 2948259.

Orion Energy Systems Inc. (Nasdaq: OESX) is a leading power technology enterprise that designs, manufactures and implements energy management systems, consisting primarily of high-performance, energy-efficient lighting systems, controls and related services for commercial and industrial customers without compromising their quantity or quality of light. Orion has deployed its energy management systems in 4,581 facilities across North America. Since 2001, Orion technology has displaced more than 435 megawatts, saving customers more than $577 million and reducing indirect carbon dioxide emissions by 4.9 million tons. Orion’s technology was recently internationally recognized with a Platts Global Energy Award for the single most innovative and sustainable green technology of 2008. For more information, visit www.oesx.com.

Safe Harbor Statement
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,”“believe,” “could,” “estimate,” “expect,”“intend,” “may,” “plan,” “potential,”“predict,” “project,” “should,” “will,”“would” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) further deterioration of market conditions; (ii) Orion’s ability to compete in a highly competitive market and its ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of Orion’s products and services, including the Orion Virtual Power Plant; (v) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture Orion’s products; (vi) loss of one or more key customers or suppliers, including key contacts at such customers; (vii) a reduction in the price of electricity; (viii) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (ix) increased competition from government subsidiaries and utility incentive programs; (x) dependence on customers’ capital budgets for sales of products and services; (xi) Orion’s ability to effectively manage its anticipated growth; and (xii) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and Orion undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in Orion’s filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oriones.com in the Investor Relations section of Orion’s website.

CONTACT:	ERIK G. BIRKERTS Orion Energy Systems, Inc. (920) 482 – 1924

VICTORIA PARIS FD (312) 553 — 6715